Exhibit 99.3

American Tower Corporation Prices Public Offering

Boston, Massachusetts – July 30, 2003—American Tower Corporation (NYSE: AMT) today announced that it has priced the sale of 12.4 million shares of Class A common stock at $8.89 per share in an underwritten public offering. The company also granted the underwriters a 30-day option to purchase an additional 1.86 million shares. The net proceeds to the company of this offering are expected to be approximately $104.8 million ($120.6 million if the underwriters exercise in full their option to purchase additional shares). The closing of the offering is expected to occur on August 4, 2003 and is subject to customary closing conditions.

The company will use the net proceeds of the offering to repurchase outstanding debt securities of American Tower Corporation or to make equity contributions to the borrower subsidiaries under its credit facilities, where the proceeds may be used for general corporate purposes.

The offering will be made under the company’s universal shelf registration statement previously filed with the Securities and Exchange Commission. Copies of the prospectus supplement and the accompanying prospectus are available from Goldman, Sachs & Co., 85 Broad Street, New York, New York 10004, telephone: (212) 902-1000.

Concurrently with this offering, the company separately priced an offering of $175.0 million principal amount of 3.25% convertible notes due 2010 ($210.0 million if the initial purchasers of the notes exercise in full their option to purchase additional notes in full) in a transaction exempt from registration under the Securities Act of 1933, as amended. The closing of one offering is not conditioned upon the closing of the other offering.

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This press release contains “forward-looking statements” regarding the company’s ability to complete this public offering. These forward-looking statements involve a number of risks and uncertainties. Among the important factors that could cause actual results to differ materially from those indicated in such forward-looking statements include uncertainties relating to market conditions for equity securities generally, for the securities of telecommunications companies and for the company’s Class A common stock in particular.

ATC Contact: Anne Alter

Vice President of Finance, Investor Relations

Telephone: (617) 375-7500